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                                   EXHIBIT 15

July 27, 2007

USG Corporation
550 West Adams Street
Chicago, Illinois 60661

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of USG Corporation and subsidiaries for the three- and six-month periods ended June 30, 2007 and 2006, and have issued our report dated July 27, 2007 (which report included an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Tax - an Interpretation of Financial Accounting Standards Board Statement No. 109); as indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statements Nos. 33-22581 (as amended), 33-36303, 33-63554, 33-65383, 333-136289 and 333-140949 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
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Chicago, Illinois